FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration File No. 333-177891-01
June 7, 2012

$789,655,000 (Approximate)
WFRBS COMMERCIAL MORTGAGE TRUST 2012-C7
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2012-C7
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This free writing prospectus dated June 7, 2012 (this “Supplement”) clarifies, updates or adds the following information as it relates to the free writing prospectus dated May 29, 2012 and filed with the Securities and Exchange Commission under accession number 0001193125-12-254009 (the “Free Writing Prospectus”).  Terms used in this Supplement and not otherwise defined herein have the meanings assigned to them in the Free Writing Prospectus.

STRUCTURAL UPDATE

The initial Certificate Principal Balance of the Class A-2 Certificates has been reduced from $493,237,000 to $417,987,000.  The initial Certificate Balance of the Class A-FL Certificates, which are not offered by the Free Writing Prospectus or this Supplement, has correspondingly been increased from $90,000,000 to $165,250,000.  See “Risk Factors – Risks Related to the Offered Certificates – The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” in the Free Writing Prospectus.

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STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-177891) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.